UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

Form S-8

REGSITRATION STATEMENT

UNDER THE

SECURITIES EXCHANGE ACT OF 1934

GREEKTOWN HOLDINGS, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Michigan	000-1432622	20-3579386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 East Lafayette, Detroit, Michigan 48226

(Address of Principal Executive Offices) (Zip Code)

(313) 223-2999

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer

☐ Accelerated filer

☐ Non-accelerated filer

☒ Smaller reporting company

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Greektown Holdings, L.L.C. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-176351), filed with the Securities and Exchange Commission on August 16, 2011 by the Registrant’s predecessor, Greektown Superholdings, Inc. (the “Registration Statement”) with respect to 125,000 shares of the predecessor’s Series A-1 Common Stock, par value $0.01 per share, registered for issuance under the predecessor’s Stock Incentive Plan (the “Plan”).

On December 19, 2013, with the approval of the Michigan Gaming Control Board and the predecessor’s board of directors, the predecessor filed a Certificate of Amendment to its Restated Certificate of Incorporation (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware, to effect a 1-for-104,501 reverse stock split of the predecessor’s Series A-1 Common Stock (the “Reverse Stock Split”).

Upon the effectiveness of the Reverse Stock Split on December 19, 2013, only one share of Series A-1 Common Stock remained outstanding, and such share was owned by Athens Acquisition LLC. The predecessor then merged with and into the Registrant. No new shares of Series A-1 Common Stock may be issued under the Plan.

Therefore, in accordance with the predecessor’s undertaking in the Registration Statement to deregister unsold securities at the termination of the offering, the Registrant is filing this Post-Effective Amendment in order to remove from registration the predecessor’s Series A-1 Common Stock. The Registration Statement will not remain in effect.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 13, 2014

GREEKTOWN HOLDINGS, L.L.C.

By:	/s/ Glen Tomaszewski
Name:	Glen Tomaszewski
Title:	Senior Vice President, Chief Financial Officer and Treasurer